Exhibit 99.1

UNITED INDUSTRIAL CORPORATION

Contact:	Stuart F. Gray
Treasurer
(410) 628-8686

UNITED INDUSTRIAL REPORTS FOURTH QUARTER AND YEAR-END RESULTS

•Net Income of $10.4 Million on Revenue of $163.3 Million

 in the Fourth Quarter of 2005

•Board of Directors Declares Dividend

HUNT VALLEY, MD, MARCH 10, 2006 – United Industrial Corporation (NYSE: UIC) (the “Company”) today reported its financial results for the quarter and the year ended December 31, 2005.  The continuing operations of the Company consist of two business segments: Defense and Energy. The Company designs, produces, and supports defense systems. Its products and services include unmanned aircraft systems, training and simulation systems, automated aircraft test and maintenance equipment, armament systems, logistical and engineering services, and other leading-edge technology solutions for defense needs. The Company also manufactures combustion equipment for biomass and refuse fuels. The operations of the Defense and Energy segments are conducted principally through two wholly owned subsidiaries, AAI Corporation and its subsidiaries (“AAI”) and Detroit Stoker Company (“Detroit Stoker”), respectively.

Financial Results for the Quarter Ended December 31, 2005

Net sales from continuing operations increased 72% to $163.3 million from $95.2 million during the same period in 2004.

The gross margin percentage from continuing operations decreased to 24% from 27% during the same period in 2004.

Selling and administrative expenses from continuing operations increased 22% to $22.6 million from $18.6 million, during the same period in 2004, although as a percentage of sales, it decreased from 20% to 14%.

Operating income from continuing operations increased 197% to $16.8 million, or 10% of sales, from $6.0 million, or 6% of sales, during the same period in 2004.

Net income from continuing operations increased 205% to $10.1 million, or $0.75 per diluted share, from $3.3 million, or $0.26 per diluted share, during the same period in 2004.

Net income (including results of both continuing and discontinued operations) increased 110% to $10.4 million, or $0.77 per diluted share, from $5.0 million, or $0.39 per diluted share, during the same period in 2004.

Financial Results By Operating Segment for the Quarter Ended December 31, 2005 - Continuing Operations

Net sales from the Defense segment increased 71% to $151.6 million from $88.6 million during the same period in 2004. The growth was primarily due to increased production and greater logistical support on an increasing number of fielded Shadow 200® Tactical Unmanned Aircraft Systems (“Shadow 200 TUAS”), increased demand for Advanced Boresight Equipment (“ABE”) systems, additional volume in the Biological Detection Systems program, and the acquisition of ESL Defence Limited (“ESL”) in April 2005, an electronic warfare systems company based in the United Kingdom.

The Defense segment’s gross margin percentage decreased to 23% from 26% during the same period in 2004. The decrease is mainly due to volume of services type business.

Selling and administrative expenses from the Defense segment increased 45% to $20.3 million, or 13% of sales, from $14.0 million, or 16% of sales, during the same period in 2004. This increase was primarily due to higher costs to support the Defense segment’s growth, including selling and administrative expenses related to ESL.

Operating income from the Defense segment increased 71% to $13.8 million, or 9% of sales, from $8.1 million, or 9% of sales, during the same period in 2004.

Pretax income from the Defense segment increased 73% to $13.8 million from $8.0 million during the same period in 2004.

Net sales from the Energy segment increased 77% to $11.7 million from $6.6 million in the fourth quarter of 2004. The increase was primarily driven by higher demand for its alternative fuel products, such as coal and wood burning stokers in response to recent high and volatile prices for oil and natural gas. The Energy segment’s gross margin percentage increased to 48% from 40% during the same period in 2004, primarily resulting from the restructuring plan implemented in 2004. The Energy segment’s pretax income increased to $3.2 million from a pretax loss of $2.1 million during the same period in 2004. The increase in pretax income was due to the increased gross profit in 2005, and a $2.0 million pretax pension plan curtailment charge related to restructuring in the fourth quarter 2004.

Financial Results for the Year Ended December 31, 2005

Net sales from continuing operations increased 34% to $517.2 million from $385.1 million during the same period in 2004.

The gross margin percentage from continuing operations decreased to 24% from 25% during the same period in 2004.

Selling and administrative expenses from continuing operations increased 27% to $67.9 million from $53.4 million, during the same period in 2004, although as a percentage of sales, it decreased from 14% to 13%.

Operating income from continuing operations increased 39% to $56.7 million, or 11% of sales, from $40.8 million, or 11% of sales, during the same period in 2004.

Net interest expense increased to $2.6 million from $0.9 million during the same period in 2004.

Income from continuing operations before income taxes increased 55% to $61.9 million from $39.9 million during the same period in 2004.

Net income from continuing operations increased 55% to $40.4 million, or $2.85 per diluted share, from $26.1 million, or $1.94 per diluted share, during the same period in 2004.

Net income (including both continuing and discontinued operations) increased 53% to $41.0 million, or $2.89 per diluted share, from $26.8 million, or $1.99 per diluted share, during the same period in 2004.

Financial Results by Operating Segment for the Year Ended December 31, 2005 – Continuing Operations

Net sales from the Defense segment increased 35% to $480.2 million from $355.1 million during the same period in 2004. The increase of $125.1 million for the Defense segment was primarily due to the Shadow 200 TUAS program, including approximately $67.1 million higher net sales generated as the result of providing logistical support to an increasing number of fielded Shadow 200 TUAS in 2005, including deployed systems in Operation Iraqi Freedom, a full year of activity in 2005 related to the Biological Detection Systems program, increased demand for ABE systems, an increase in sales for the Lightweight Small Arms Technology program and the acquisition of ESL in the second quarter of 2005.

The Defense segment gross margin percentage decreased from 24% to 23% during the same period in 2004. The decrease in 2005 was primarily due to $6.9 million of gross profit recognized in 2004 as the result of the favorable resolutions of technical risks and achievements of production efficiencies experienced on the Shadow 200 TUAS program, offset in 2005 largely by performance efficiencies related to Shadow 200 TUAS logistics support activities and certain Test Systems programs.

Selling and administrative expenses from the Defense segment increased 39% to $58.8 million, from $42.3 million, during the same period in 2004 while remaining constant at approximately 12% of sales. The increase of $16.5 million was primarily due to higher costs to support the Defense segment’s growth, including selling and administrative expenses incurred by ESL (acquired in April 2005).

Operating income from the Defense segment increased 26% to $51.4 million, or 11% of sales, from $40.6 million, or 11% of sales, during the same period in 2004.

Pretax income from the Defense segment increased 44% to $59.3 million from $41.2 million during the same period in 2004. The increase included a gain of $7.2 million from the sale of undeveloped property.

Net sales from the Energy segment increased 23% to $37.0 million, from $30.0 million during the same period in 2004. The increase was primarily driven by higher demand for its alternative fuel products in response to recent high and volatile prices for oil and natural gas.

The Energy segment’s gross margin percentage increased to 40% from 39% during the same period in 2004.

Selling and administrative expenses from the Energy segment decreased 17% to $9.0 million, or 24% of sales, from $10.8 million, or 36% of sales, during the same period in 2004. The decrease was primarily due to lower restructuring costs.

The Energy segment’s pretax income increased to $5.7 million from pretax income of $0.5 million during the same period in 2004.

Financial Results for Discontinued Operations

Income from the Company’s discontinued transportation operations in the fourth quarter of 2005 was $0.3 million, net of income taxes, or $0.02 per diluted share, compared to income of $1.6 million, net of income taxes, or $0.13 per diluted share, during the same period in 2004.

Income from the Company’s discontinued transportation operations for the year ended December 31, 2005 was $0.6 million, net of income taxes, or $0.04 per diluted share, as compared to income of $0.7 million, net of income taxes, or $0.05 per diluted share, during the same period in 2004.

Funded New Orders and Funded Backlog

During the fourth quarter of 2005, the Company received $139.7 million of funded new orders for products and services, a decrease of $12.8 million, or 8%, compared to $152.5 million during the same period in 2004, primarily due to the timing of TUAS production awards. The orders in 2005 included $130.6 million in the Defense segment and $9.1 million in the Energy segment.

During the year ended December 31, 2005, the Company received $623.7 million in funded new orders for products and services, an increase of $173.9 million, or 39%, compared to $449.8 million for the year ended December 31, 2004. The orders in 2005 included $584.6 million in the Defense segment and $39.1 million in the Energy segment.

Funded backlog for the Company’s continuing operations was $495.9 million at December 31, 2005, an increase of $108.0 million, or 28%, from $387.9 million at December 31, 2004.

The Company’s funded new orders in the fourth quarter of 2005 included the following awards in excess of $5.0 million:

Services

•                  $70.0 million for C-17 Maintenance Training Devices from the U.S. Air Force,

•                  $8.4 million incremental funding for Biological Detection Systems from the U.S. Army,

•                  $5.4 million of incremental funding for the third year of support for the T-45 Ground Based Training System from the U.S. Navy,

UAS

•                  $17.4 million for the continuation and expansion of our Shadow 200 TUAS logistical support activities for deployed Shadow 200 TUAS systems in Operation Iraqi Freedom from the U.S. Army,

Advanced Programs

•                  $5.5 million initial funding from the U.S. Army for Phase II of the Lightweight Small Arms Technology Program.

Dividend Declaration

The Company also announced today that its Board of Directors has declared a dividend of $0.10 a share on its Common Stock, payable March 27, 2006 to stockholders of record at the close of business on March 20, 2006.

Initiatives to Increase Shareholder Value

In late 2003, the Company began a program of strategic initiatives to maximize shareholder value.  Since then the Company has completed many of these initiatives, including closing our New York headquarters office, selling excess assets, and focusing our efforts on the profitability and growth of our core Defense business. We have taken actions to improve capability and maximize operating efficiencies. These efforts have helped drive growth in our continuing operations that include a 66% increase in revenue to $517 million in 2005 from $311 million in 2003, a 158% increase in EBITDA to $73.7 million in 2005 from $28.6 million in 2003, and a funded backlog of $496 million at December 31, 2005, a record year-end milestone.

In the past two years, we have successfully eliminated losses in our discontinued transportation operation. The last remaining production contract has been completed and final obligations for this business operation will end in April 2006.

In late 2003 we also announced our intent to sell our Energy business, but also embarked in 2004 on an important restructuring process, completed in 2005, to improve operating efficiencies.  These changes contributed to improved performance in the second half of 2005.   We continue to pursue a buyer for our Energy business. However, at the present time, no assurances can be given regarding whether the business will be sold or the timing or proceeds from any such sale.

Additionally, since late 2003, the Company’s board of directors has authorized stock repurchase programs to enhance shareholder value, which have resulted in the repurchase of 2,929,072 shares of the Company’s common stock for a total of $80.8 million, for an average price per share of $27.59.

Finally, we also announced our intention to consider select acquisitions to complement our organic growth. To that end we issued $120 million of 3.75% Convertible Senior Notes in 2004 and negotiated a new syndicated $100 million credit facility in 2005, both of which are planned to support acquisitions and general corporate purposes.

In April 2005, our AAI Corporation subsidiary acquired ESL Defence Limited for approximately $10 million in cash. ESL, a U.K. company that specializes in electronic warfare systems testing, training, and development, complements our existing electronic warfare test and training products. This business was immediately accretive to earnings.  We continue to seek acquisition opportunities to grow our core Defense business effectively and efficiently in order to deliver enhanced shareholder value.

Conference Call Webcast

The Company will hold a simultaneous conference call and audio Webcast on Friday, March 10, 2006, at 10:00 a.m. (EST), to discuss its financial results for the quarter and year ended December 31, 2005.  A live webcast of the call will be accessible for all interested parties in the Investor Relations section on the Company’s website, www.unitedindustrial.com, or on www.streetevents.com.  Following the call, the webcast will be archived for a period of approximately three months and available at www.unitedindustrial.com or at www.streetevents.com.

United Industrial Corporation designs, produces, and supports defense systems. Its products and services include unmanned aircraft systems, training and simulation systems, automated aircraft test and maintenance equipment, armament systems, logistical and engineering services, and other leading-edge technology solutions for defense needs.  The Company also manufactures combustion equipment for biomass and refuse fuels.

Use of Non-GAAP Measures

In addition to disclosing financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management believes that providing Income from Continuing Operations Before Special Items, a non-GAAP measure, is meaningful to investors because it provides insight with respect to ongoing operating results of the Company.  Special items include significant charges or credits that are important to understanding the Company’s ongoing operations.  The Company also discloses EBITDA (earnings before interest, taxes, depreciation, and amortization), which is a non-GAAP measure.  In addition, the Company discloses Free Cash Flow, a non-GAAP measure, which equals net cash provided by operating activities less net cash used in acquiring property and equipment, net of retirements.  The Company believes Free Cash Flow is used by some investors, analysts, lenders and other parties to measure the Company’s performance over time.  Management believes that providing this additional information is useful to understanding the Company’s ability to meet capital expenditures and working capital requirements and to better assess and understand operating performance. It allows investors, analysts, lenders and other parties to better evaluate the Company’s financial performance and prospects in the same manner as management.  Because the Company’s methods for calculating such non-GAAP measures may differ from other companies’ methods, such non-GAAP measures presented may not be comparable to similarly titled measures reported by other companies.  Such measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.  Reconciliations from non-GAAP reported measures described in this press release to GAAP reported results are provided in the financial tables attached to this press release.

Forward-Looking Information

Except for the historical information contained herein, information set forth in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows and contract awards.  These forward-looking statements are subject to risks and uncertainties, which could cause the Company’s actual results or performance to differ materially from those expressed or implied in such statements.  The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.  For additional information about the Company and its various risk factors, please see the Company’s most recent Annual Report on Form 10-K and other documents as filed with the Securities and Exchange Commission.

United Industrial Corporation & Subsidiaries

Consolidated Earnings Per Share

(Unaudited)

Basic earnings per share for all periods presented was computed by dividing net earnings for the respective period by the weighted average number of shares of the Company’s par value $1.00 per share common stock (“Common Stock”) outstanding during the period. Diluted earnings per share was computed by dividing (i) net earnings during the period, adjusted to add back the after-tax interest charges incurred on the Company’s $120,000,000 aggregate principal amount of 3.75% convertible senior notes due September 15, 2024 (“3.75% Convertible Senior Notes”), by (ii) the weighted average number of shares of Common Stock outstanding during the period, adjusted to add the weighted average number of potential dilutive common shares that would have been outstanding upon the assumed exercise of stock options and conversion of the 3.75% Convertible Senior Notes for Common Stock. Diluted earnings per share for the fourth quarter of 2004 did not include 3,058,356 potential dilutive shares for the assumed conversion of the 3.75% Convertible Senior Notes as their inclusion would be anti-dilutive.

Basic and diluted earnings per share amounts for continuing operations were computed as follows:

	Three Months Ended December 31,
	2005			2004
(Dollars in thousands, except per share data)	Earnings	Shares	Per Share	Earnings	Shares	Per Share

Basic Earnings Per Share
Income from continuing operations	$10,120	11,286,878	$0.90	$3,313	12,215,827	$0.27

Effect of Dilutive Securities
Stock Options	—	372,609		—	552,542
3.75% Convertible Senior Notes	954	3,058,356		—	—
Diluted Earnings Per Share
Income from continuing operations	$11,074	14,717,843	$0.75	$3,313	12,768,369	$0.26

	Year Ended December 31,
	2005			2004
(Dollars in thousands, except per share data)	Earnings	Shares	Per Share	Earnings	Shares	Per Share

Basic Earnings Per Share
Income from continuing operations	$40,359	11,829,851	$3.41	$26,102	12,771,659	$2.04

Effect of Dilutive Securities
Stock Options	—	447,029		—	410,201
3.75% Convertible Senior Notes	3,378	3,058,356		1,177	894,110
Diluted Earnings Per Share
Income from continuing operations	$43,737	15,335,236	$2.85	$27,279	14,075,970	$1.94

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Basic earnings (loss) per share:
Income from continuing operations before special items	$0.92	$0.47	$3.16	$2.27
Special items:
Restructuring charges	—	(0.15)	(0.12)	(0.15)
Impairment of long-lived assets	(0.02)	(0.05)	(0.02)	(0.04)
Revenue adjustment	—	—	—	(0.04)
Gain on sale of property	—	—	0.39	—
Income from continuing operations	0.90	0.27	3.41	2.04
Income from discontinued operations	0.02	0.13	0.05	0.06
Net income	$0.92	$0.40	$3.46	$2.10

Weighted average number of basic shares outstanding	11, 286,878	12,215,827	11,829,851	12,771,659

Diluted earnings (loss) per share:
Income from continuing operations before special items	$0.76	$0.45	$2.65	$2.15
Special items:
Restructuring charges	—	(0.15)	(0.09)	(0.13)
Impairment of long-lived assets	(0.01)	(0.04)	(0.01)	(0.04)
Revenue adjustment	—	—	—	(0.04)
Gain on sale of property	—	—	0.30	—
Income from continuing operations	0.75	0.26	2.85	1.94

Income from discontinued operations	0.02	0.13	0.04	0.05
Net income	$0.77	$0.39	$2.89	$1.99

Weighted average number of diluted shares Outstanding	14,717,843	12,768,369	15,335,236	14,075,970

United Industrial Corporation & Subsidiaries

Consolidated Statements of Operations

(Dollars in Thousands)

(Unaudited)

	Three Months Ended		2005 vs 2004
	December 31,		Increase/(Decrease)
	2005	2004	Amount	%
Net sales	$163,275	$95,157	$68,118	71.6
Cost of sales	123,447	69,509	53,938	77.6
Gross profit	39,828	25,648	14,180	55.3
Selling and administrative expenses	22,640	18,568	4,072	21.9
Other operating (expense), net	(409)	(1,425)	1,016	(71.3)
Total operating income	16,779	5,655	11,124	196.7
Non-operating income and (expense)
Interest income	994	550	444	80.7
Interest expense	(1,442)	(1,496)	54	(3.7)
Income from equity investment in joint venture	30	22	8	36.4
Other income, net	(304)	(244)	(60)	24.6
	(722)	(1,168)	446	38.2

Income from continuing operations before taxes	16,057	4,487	11,570	257.9
Provision for income taxes	(5,937)	(1,174)	(4,763)	405.7
Income from continuing operations	10,120	3,313	6,807	205.5
Income from discontinued operations, net of taxes	294	1,637	(1,343)	(82.0)
Net income	10,414	4,950	5,464	110.4

Add (deduct) special items, net of tax:
Restructuring charges	32	1,858	(1,826)	(98.3)
Impairment of long-lived assets	177	560	(383)	(68.4)
Income from discontinued operations	(294)	(1,637)	1,343	82.0

Net income before special items and discontinued operations	$10,329	$5,731	$4,598	80.2

	Year Ended		2005 vs 2004
	December 31,		Increase/(Decrease)
	2005	2004	Amount	%
Net sales	$517,153	$385,084	132,069	34.3
Cost of sales	391,363	289,138	102,225	35.4
Gross profit	125,790	95,946	29,844	31.1
Selling and administrative expenses	67,908	53,414	14,494	27.1
Other operating (expense), net	(1,213)	(1,698)	485	28.6
Total operating income	56,669	40,834	15,835	38.8
Non-operating income and (expense)
Interest income	3,473	831	2,642	317.9
Interest expense	(6,084)	(1,776)	(4,308)	(242.5)
Gain on sale of property	7,152	—	7,152	100.0
Income from equity investment in joint venture	196	97	99	102.1
Other income (expenses), net	492	(84)	576	685.7
	5,229	(932)	6,161	661.1

Income from continuing operations before income taxes	61,898	39,902	21,996	55.1
Provision for income taxes	(21,539)	(13,800)	(7,739)	56.1
Income from continuing operations	40,359	26,102	14,257	54.6
Income from discontinued operations, net of income taxes	599	698	(99)	(14.2)
Net income	40,958	26,800	14,158	52.8

Add (deduct) special items, net of tax:
Restructuring charges	1,437	1,858	(421)	(22.7)
Impairment of long-lived assets	177	560	(383)	(68.4)
Revenue adjustment	—	507	(507)	(100.0)
Gain on sale of property	(4,649)	—	(4,649)	(100.0)
Income from discontinued operations	(599)	(698)	99	14.2

Net income before special items and discontinued operations	$37,324	$29,027	$8,297	28.6

United Industrial Corporation & Subsidiaries

Results By Operating Segment

(Dollars in Thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales
Defense	$151,601	$88,550	$480,187	$355,060
Energy	11,674	6,607	36,966	30,024
	$163,275	$95,157	$517,153	$385,084

Pretax income (loss) from continuing operations:
Defense	$13,829	$8,009	$59,282	$41,201
Energy	3,217	(2,105)	5,695	543
Other	(989)	(1,417)	(3,079)	(1,842)
	$16,057	$4,487	$61,898	$39,902

Funded New Orders
Defense	$130,583	$146,289	$584,560	$417,376
Energy	9,092	6,166	39,124	32,439
	$139,675	$152,455	$623,684	$449,815

		December 31,		December 31,
		2005		2004
Funded backlog
Defense		$487,366		$380,622
Energy		8,499		7,296
		$495,865		$387,918

United Industrial Corporation & Subsidiaries

Non-GAAP Results By Operating Segment

(Dollars in Thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004	2003
Non-GAAP income from continuing operations before tax excluding special items
Defense	$14,126	$9,771	$54,355	$43,743	$23,182
Energy	3,242	(147)	5,953	2,501	2,695
Other	(989)	(1,417)	(3,079)	(1,842)	(1,459)
	16,379	8,207	57,229	44,402	24,418
Add (deduct) special items
Defense
Restructuring charges	(24)	(900)	(1,952)	(900)	—
Impairment of long-lived assets	(273)	(861)	(273)	(861)	—
Gain on sale of property	—	—	7,152	—	—
Revenue adjustment	—	—	—	(780)	—
Energy
Restructuring charges	(25)	(1,959)	(258)	(1,959)	—
Other
New York office closure costs	—	—	—	—	(901)
GAAP income from continuing operations before tax	$16,057	$4,487	$61,898	$39,902	$23,517

EBITDA (continuing operations):
Defense	$16,491	$9,652	$67,769	$46,251	$26,573
Energy	3,156	(2,026)	5,693	861	3,084
Other	(193)	(496)	264	(419)	(1,096)
	19,454	7,130	73,726	46,693	28,561
Add (deduct):
Depreciation and amortization	(2,949)	(1,697)	(9,217)	(5,846)	(5,415)
Interest (expense) income, net	(448)	(946)	(2,611)	(945)	371
Provision for income taxes	(5,937)	(1,174)	(21,539)	(13,800)	(8,411)
Income from continuing operations	$10,120	$3,313	$40,359	$26,102	$15,106

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004	2003
Free cash flow:
Cash provided by operating activities of continuing operations	$25,134	$20,346	$55,772	$25,263	$40,385
Purchases of property and equipment	(7,080)	(6,764)	(25,358)	(9,628)	(6,213)
Proceeds from sale of property	—	—	7,555	—	—
Cash used in discontinued operations	(145)	(702)	(3,563)	(4,753)	(7,946)
Free cash flow	$17,909	$12,880	$34,406	$10,882	$26,226

United Industrial Corporation & Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$77,496	$80,679
Marketable equitable securities	11,617	—
Securities pledged to creditors	—	124,626
Deposits and restricted cash	4,810	33,845
Trade receivables, net	69,284	46,658
Inventories	23,603	34,639
Prepaid expenses and other current assets	9,244	12,465
Assets of discontinued operations	12,428	14,366
Total current assets	208,482	347,278
Deferred income taxes	12,835	13,930
Intangible assets	7,946	4,061
Goodwill	3,607	—
Other assets	6,602	7,892
Insurance receivable – asbestos litigation	20,186	20,343
Property and equipment, net	44,743	27,645
Total assets	$304,401	$421,149

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$964	$958
Payable under securities loan agreements	—	124,619
Accounts payable	25,787	21,664
Accrued employee compensation and taxes	17,290	13,706
Other current liabilities	20,147	14,942
Liabilities of discontinued operations	13,287	19,387
Total current liabilities	77,475	195,276
Long-term debt	120,723	122,000
Post-retirement benefit obligation, other than pension	19,409	20,813
Minimum pension liability	28,448	17,513
Accrual for asbestos litigation	31,450	31,852
Other long-term liabilities	1,374	2,129
Total liabilities	278,879	389,583
Shareholders’ equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $1.00 per share; 30,000,000 shares authorized; 11,279,379 and 12,291,951 shares outstanding at December 31, 2005 and December 31, 2004, respectively (net of shares held in treasury)	14,374	14,374
Additional capital	83,799	84,296
Retained earnings	39,724	3,499
Treasury stock, at cost, 3,094,769 and 2,082,197 shares at December 31, 2005 and December 31, 2004, respectively	(76,868)	(40,019)
Accumulated other comprehensive loss, net of tax	(35,507)	(30,584)
Total shareholders’ equity	25,522	31,566
Total liabilities and shareholders’ equity	$304,401	$421,149

United Industrial Corporation & Subsidiaries

Statements of Consolidated Cash Flows

(Dollars in Thousands)

(Unaudited)

	Year ended December 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$40,958	$26,800
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of tax	(599)	(698)
Debt issuance cost and deferred financing fees	1,096	286
Depreciation and amortization	9,217	5,846
Curtailment charge for post-retirement benefits	—	1,959
Impairment of long-lived assets	273	861
Provision for asbestos litigation	(245)	231
Gain on sale of property	(7,152)	—
Deferred income taxes	3,115	1,132
Income from equity investment in joint venture	(196)	(97)
Other, net	(792)	213
Changes in operating assets and liabilities:
Increase in trade receivables	(21,761)	(13,268)
Decrease (increase) in inventories	11,717	(17,671)
Decrease (increase) in prepaid expenses and other current assets	2,101	(1,743)
(Decrease) increase in customer advances	(4,674)	2,974
Increase in accounts payable, accruals, and other current liabilities	22,714	18,438
Net cash provided by operating activities from continuing operations	55,772	25,263
Net cash used in operating activities by discontinued operations	(3,563)	(4,753)
Net cash provided by operating activities	52,209	20,510

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(25,358)	(9,628)
Purchase of available-for-sale securities	—	(124,619)
Proceeds from sale of available-for-sale securities	124,626	—
Purchase of marketable equitable securities	(12,596)	—
Business acquisition, net of cash acquired	(9,883)	—
Proceeds from sale of property	7,555	150
Net cash provided by (used in) investing activities	84,344	(134,097)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	—	120,000
Cash received in securities lending transactions	—	124,619
Debt issuance fees paid	—	(4,376)
Repayment of long-term debt	(1,271)	(915)
Repayment of collateral received in securities lending transaction	(124,619)	—
Proceeds from exercise of stock options	1,812	4,580
Decrease in deposits and restricted cash	29,035	(33,845)
Purchases of treasury shares	(39,960)	(34,842)
Dividends paid	(4,733)	(5,093)
Net cash (used in) provided by financing activities	(139,736)	170,128

(Decrease) increase in cash and cash equivalents	(3,183)	56,541
Cash and cash equivalents at beginning of period	80,679	24,138
Cash and cash equivalents at end of period	$77,496	$80,679